Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2020, relating to the consolidated financial statements of Ilim S.A. and its subsidiaries, appearing in the Annual Report on Form 10-K of International Paper Company for the year ended December 31, 2019.

/s/ AO Deloitte & Touche CIS

Moscow, Russia

February 20, 2020